Exhibit 3(i)

ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF NEXTERA ENERGY, INC.

Document Number of Corporation: M04961
Pursuant to the provisions of Section 607.10025, Florida Statutes, the undersigned Florida Profit Corporation adopts the following amendment to its Restated Articles of Incorporation, as amended:
1.The name of the corporation is NextEra Energy, Inc. (the “Corporation”).
2.On September 14, 2020, the Board of Directors of the Corporation adopted by resolution an amendment to the Restated Articles of Incorporation (the “Restated Articles”) dividing each authorized share of Common Stock, $.01 par value (“Common Stock”) into four shares of Common Stock. The amendment by the Board was adopted without shareholder approval and shareholder approval was not required. The total authorized number of shares of Common Stock authorized prior to the amendment was 800,000,000 shares. The total authorized number of shares of Common Stock authorized pursuant to the amendment is 3,200,000,000 shares.
3.The amendment to the Restated Articles does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.
4.The amendment adopted by the Board of Directors of the Corporation without shareholder approval and amends the text of Section 1 of ARTICLE III of the Restated Articles in its entirety as follows:

ARTICLE III
Capital Stock

“Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation is authorized to issue is 3,300,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 3,200,000,000 shares of Common Stock, $.01 par value.”
5.The division of the Common Stock shall become effective on October 26, 2020.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on October 20, 2020.

NEXTERA ENERGY, INC.
CHARLES E. SIEVING
By: Charles E. Sieving
Executive Vice President &
General Counsel

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